Exhibit 10.18

_______________

_______________

Re: Retention Bonus Letter

Dear __________:

As an integral member of the Leadership Team, we consider your continued dedication and attention to the business and affairs of Grayscale Investments, LLC (the “Company”) essential to the Company's success. As you know, the Company is in the process of pursuing various business initiatives, including a leadership transition and a potential strategic transaction. The Company is pleased to issue you a special retention bonus opportunity, on the terms described in this letter in recognition of your importance to the future of the Company and to thank you for your active participation in the Company's transition into its next phase of growth, including supporting the new CEO.

1. Retention Bonus Amount and Payment Timing. If you remain actively employed by the Company and perform your duties in a professional manner through May 16, 2025 (the “Retention Bonus Payment Date”), the Company will pay you a special cash retention bonus in an amount that is equal to _____ months of your base salary as of the date hereof (the “Retention Bonus”), less applicable withholdings and deductions. The Retention Bonus will be paid to you in a single lump sum on the Retention Bonus Payment Date (or on the Company's first regular payroll date thereafter). In the event of a termination of your employment by the Company prior to the Retention Bonus Payment Date for any reason other than for “Cause”1, the Company will pay to you the full amount of your Retention Bonus, less applicable withholdings and deductions, as soon as practicable (but in no event more than thirty (30) days) following your termination date. If you resign from your employment for any reason prior to the Retention Bonus Payment Date, you will not be eligible to receive your Retention Bonus.

2. Tax Withholding; Section 409A. The Company will have the right to deduct from all payments hereunder any taxes required by law to be withheld with

1 For these purposes, “Cause” means your: (i) willful failure or refusal to perform material responsibilities that have been requested by the Company; (ii) dishonesty to the Company with respect to any material matter; (iii) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (iv) the commission by you of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (v) any misconduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if you were to continue to be employed in the same position; (vi) continued non-performance by you of your duties which has continued for more than thirty (30) days following written notice of such non-performance from the Company [or (vii) your material violation of any restrictive covenants to which you are subject or your breach of any fiduciary duty, disclosure of confidential information, or material breach of Company policy, which violation, if it is capable of cure by you, has continued for at least 10 days after the Company gives you written notice describing such violation] 1.

respect to such payments. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are exempt from the requirements of Section 409A. Neither the Company nor any affiliate of the Company makes any representation or warranty and neither the Company nor any affiliate of the Company shall have any liability to you or any other person if any payment under any provision of this letter agreement is determined to constitute deferred compensation under Section 409A that is subject to penalty or tax under Section 409A.

We hope that this Retention Bonus encourages your continued commitment to the Company during this important period.

Sincerely,

Name:

Address:

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